EXHIBIT 99.1

                     FEI COMPANY AND PHILIPS ELECTRON OPTICS
                         ANNOUNCE CLOSING OF COMBINATION


Portland, OR, February 21, 1997. FEI Company (FEIC-NASDAQ) and Philips Electron Optics ("PEO"), an operating company of Philips Industrial Electronics International B.V. ("PIE") (Eindhoven, The Netherlands) today announced the closing of the combination of FEI and PEO on February 21, 1997. As a result of the combination, the PEO business is now operated through new wholly owned subsidiaries of FEI and PIE has been issued common stock of FEI representing 55% of the total shares of FEI. The combined company will operate under the name FEI Company and will maintain its world headquarters near Portland, Oregon.

"We are very pleased to announce that we have received FEI shareholder approval and have closed the combination transaction," said Lynwood Swanson, Chairman of FEI Company. "This combination unites our abilities in both the ion and electron disciplines of focused charged particle beam technology at a time when this technology is in increasing demand."

"We look forward to a very promising future for the combined business," stated Bill Whitward, General Manager of PEO and the new Chief Executive Officer of FEI Company. "We have had the benefit of many strengths to work with in laying a foundation for integration of our businesses into a new, highly competitive enterprise."

The combined company will have manufacturing operations in Hillsboro, Oregon; Eindhoven, The Netherlands; Wilmington, Massachusetts; and Brno, Czech Republic. Sales and service operations will be conducted in ten countries and the U.S. through a combination of existing FEI subsidiaries and new PEO subsidiaries. Electron optics products of the combined operations will be sold through distribution agreements with affiliates of Philips Electronics N.V. located in approximately 20 additional countries.

Except for the historical statements contained herein, the matters discussed in this news release, including market, resource allocation and integration expectations, are forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: difficulties encountered in the integration of the operations of FEI Company and PEO business conditions and growth in the electronics, life sciences and material science industries and the general economy, both domestic and international; lower than expected customer orders; competitive factors, including pricing pressures, technological developments and products offered by competitors; technological difficulties and resource constraints encountered in developing new products; and the timely introduction and sale of competitive new products and market acceptance of those products.